SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:  LORD ABBETT MANAGED PORTFOLIO SOLUTIONS TRUST

Address of Principal Business Office  (No. & Street, City, State, and Zip Code):

90 Hudson Street

Jersey City, NJ  07302-3973

Telephone Number (including area code): (201) 827-2000

Name and Address of Agent for Service of Process:

Lawrence H. Kaplan

Member and General Counsel

Lord, Abbett & Co. LLC

90 Hudson Street

Jersey City, NJ  07302-3973

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes ☒                            No ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Jersey City and State of New Jersey on the 24th day of August, 2007.

LORD ABBETT MANAGED PORTFOLIO
SOLUTIONS TRUST

			By:	/s/ Lawrence H. Kaplan
				Name:	Lawrence H. Kaplan
				Title:	Trustee

Attest:	/s/ Christina T. Simmons
	Name:	Christina T. Simmons
	Title:	Trustee